Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES THIRD QUARTER 2012 RESULTS
DALLAS, October 24, 2012-Kimberly-Clark Corporation (NYSE: KMB) today reported third quarter 2012 results, increased its guidance for 2012 adjusted earnings per share and initiated strategic changes in its Western and Central European businesses.
Executive Summary

•
Third quarter 2012 net sales of $5.2 billion declined 3 percent compared to the year-ago period, including an unfavorable foreign currency impact of 5 percent. Organic sales rose 3 percent, highlighted by a 9 percent increase in K-C International. Organic sales exclude the impact of changes in foreign currency rates and lost sales as a result of pulp and tissue restructuring actions.

•	Diluted net income per share for the third quarter of 2012 was $1.30 versus $1.09 in 2011.

•
Third quarter adjusted earnings per share were $1.34 in 2012 compared to $1.26 in 2011. The improvement was driven by organic sales growth, cost savings and lower commodity costs, partially offset by increased marketing, research and general spending, unfavorable foreign currency exchange rates and a higher effective tax rate. Adjusted earnings per share in both periods exclude costs for pulp and tissue restructuring actions.

•	Cash provided by operations in the third quarter of 2012 was $844 million, up 13 percent compared to the prior year.

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Adjusted earnings per share in 2012 are anticipated to be $5.15 to $5.25 versus the company's previous target of $5.05 to $5.20. Adjusted earnings per share exclude costs for pulp and tissue restructuring actions and the European strategic changes announced today.

•
The company has decided to exit the diaper category in Western and Central Europe, with the exception of the Italian market, and to divest or exit some lower-margin businesses, mostly in the consumer tissue segment. The company will also streamline its European manufacturing footprint and administrative organization to align its cost structure with these strategic decisions. Restructuring costs for these actions will be incurred through 2014 and are expected to total $250 to $350 million after tax. The businesses that will be exited or divested generate annual net sales of approximately $500 million and negligible operating profit.

Chairman and Chief Executive Officer Thomas J. Falk said, “We continued to execute well in the third quarter. We increased organic sales 3 percent, led by outstanding performance in K-C International. We achieved significantly higher adjusted gross and operating profit margins, including benefits from $100 million of cost savings from our ongoing FORCE program and restructuring actions. We also launched

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several product innovations and supported our brands with a $25 million increase in strategic marketing. Finally, adjusted earnings per share increased by 6 percent and cash flow improved nicely. Looking forward, we're raising our full-year 2012 adjusted earnings per share estimate for the second consecutive quarter. That reflects continued momentum with targeted growth initiatives and cost savings programs, and a slightly better commodity cost outlook.”
Falk added, “The strategic changes we will be making in Europe should allow us to better focus on our best market positions and growth opportunities, improve our underlying profitability and enable more sustainable returns going forward in this part of the world. These moves are further evidence of the portfolio management approach we use to run our company and the financial discipline embedded in our Global Business Plan.”
Third Quarter 2012 Operating Results
Sales of $5.2 billion in the third quarter of 2012 were down 3 percent compared to the year-ago period. Organic sales rose 3 percent, with increased sales volumes of 2 percent and higher net selling prices of 1 percent. Changes in foreign currency rates decreased sales by 5 percent and lost sales from exiting non-strategic products in conjunction with pulp and tissue restructuring actions reduced sales volumes by 1 percent.
Operating profit was $783 million in the third quarter of 2012, up 18 percent from $662 million in 2011. Adjusted operating profit was $814 million in the third quarter of 2012, an 8 percent increase compared to $757 million in the year-ago period. Adjusted results exclude costs for pulp and tissue restructuring actions of $31 million in 2012 and $95 million in 2011.
There were several factors affecting the year-over-year adjusted operating profit comparison, including benefits from organic sales growth and $85 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program. In addition, costs for key materials were $55 million lower overall versus 2011, with $45 million of lower fiber costs and a $25 million decrease for other raw materials, partially offset by $15 million of higher distribution costs. On the other hand, overall marketing, research and general expenses increased versus the year-ago period. The higher spending included a $25 million increase in strategic marketing, primarily to support product innovations and targeted growth initiatives. Administrative and research spending also increased, in part to build further capabilities and support future growth, particularly in K-C International. In addition, foreign currency translation effects reduced operating profit by $25 million as a result of the weakening of several currencies relative to the U.S. dollar. Other (income) and expense, net was $5 million of income in the third quarter of 2012 compared to $17 million of income in the prior year. The change was driven by a gain on the sale of a small business in Latin America in 2011.
The company's third quarter effective tax rate was 31.1 percent in 2012 and 29.1 percent in 2011. The adjusted effective tax rate, which excludes the effects of the previously mentioned pulp and tissue restructuring, was 31.8 percent in the third quarter of 2012, consistent with the company's full-year

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expectation for an adjusted rate between 30 and 32 percent. The adjusted effective tax rate in the third quarter of 2011 was 29.3 percent.
Kimberly-Clark's share of net income of equity companies in the third quarter of 2012 was $43 million compared to $35 million in 2011. At Kimberly-Clark de Mexico, S.A.B. de C.V., results benefited from solid organic sales growth and increased operating profit margins.
Cash Flow and Balance Sheet
Cash provided by operations in the third quarter of 2012 totaled $844 million compared to $750 million in the prior year. The improvement was driven by higher cash earnings and a smaller increase in working capital than in the year-ago quarter, partially offset by higher defined benefit pension plan contributions. Third quarter pension contributions totaled $50 million in 2012 and $1 million in 2011.
Capital spending for the third quarter of 2012 was $277 million compared with $221 million in 2011. The company continues to expect full-year 2012 spending in a range of $1.0 to $1.1 billion. During the third quarter, the company repurchased approximately 3.8 million shares of its common stock at a cost of $320 million. The company continues to target full-year share repurchases of $1.3 billion in 2012. Total debt and redeemable securities was $7.0 billion at September 30, 2012 compared with $6.7 billion at the end of 2011.
Third Quarter 2012 Business Segment Results
Personal Care Segment
Third quarter sales of $2.4 billion increased 1 percent. Sales volumes rose 4 percent and net selling prices improved 2 percent, while changes in currency rates reduced sales by 5 percent. Third quarter operating profit of $436 million increased 10 percent. The improvement included benefits from organic sales growth, cost savings and input cost deflation, partially offset by increased marketing, research and general expenses and unfavorable currency rates.
Sales in North America were even with year-ago levels. Net selling prices rose 2 percent, driven by improved revenue realization for Huggies diapers, while overall sales volumes decreased 2 percent. Infant care volumes were down high-single digits, primarily reflecting category declines and modest consumer trade-down. Feminine care volumes were off mid-single digits compared to strong year-ago performance. Child care volumes rose at a low double-digit rate. The comparison to the prior year benefited from soft training pant volumes last year along with higher shipments of Good Nites youth pants and Huggies Little Swimmers swim pants in 2012. Lastly, adult care volumes advanced low-single digits, including benefits from the introduction of the Poise feminine wellness line-up.
Sales increased 2 percent in K-C International, despite a 9 point drag from changes in currency rates. Sales volumes were up 9 percent, with high-single digit to low-double digit growth in each major region (Asia, Latin America, and the Middle East/Eastern Europe/Africa). Volume performance was strong in a number of markets, including Brazil, China, Russia, South Africa, South Korea and Venezuela. Overall net selling prices improved 2 percent compared to the year-ago period, driven by increases in Latin America.

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Sales in Europe decreased 2 percent, including an unfavorable currency impact of 11 percent. Sales volumes rose 9 percent, mostly due to growth in non-branded offerings and Huggies baby wipes.
Consumer Tissue Segment
Third quarter sales of $1.6 billion declined 6 percent. Changes in currency rates decreased sales by 5 percent and lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes by 3 percent. Organic sales volumes rose 2 percent. Third quarter operating profit of $216 million increased 5 percent and benefited from organic sales growth, cost savings and input cost deflation. The operating profit comparison was negatively impacted by higher marketing, research and general expenses and unfavorable currency rates.
Sales in North America were down 5 percent compared to the prior year, including a 5 point negative impact from lost sales in conjunction with pulp and tissue restructuring actions. Organic sales volumes increased 3 percent, as gains in bathroom tissue were partially offset by lower volumes in paper towels. Overall changes in product mix reduced sales 2 percent and net selling prices were off 1 percent.
Sales decreased 4 percent in K-C International. Currency rates were unfavorable by 8 percent and lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes by 1 percent. Net selling prices increased 3 percent and both organic sales volumes and product mix improved 1 percent.
Sales in Europe decreased 13 percent, including an unfavorable currency impact of 10 percent. Net selling prices fell 2 percent and changes in product mix reduced sales 1 percent, as economic conditions remain difficult.
K-C Professional (KCP) & Other Segment
Third quarter sales of $0.8 billion decreased 5 percent. Changes in currency rates reduced sales by 4 percent and lost sales in conjunction with pulp and tissue restructuring actions decreased sales volumes slightly. Third quarter operating profit of $144 million increased 13 percent. The improvement was driven by cost savings and input cost deflation, partially offset by higher marketing, research and general expenses and unfavorable currency rates.
Sales in North America fell 2 percent, as net selling prices and sales volumes were each off 1 percent. Although washroom product volumes increased, these gains were more than offset by lower volumes in other areas, including safety products and wipers.
Sales decreased 1 percent in K-C International, including an 8 point drag from changes in currency rates. Sales volumes were up 4 percent, driven by double-digit growth in Latin America. In addition, overall net selling prices rose 2 percent and product mix improved 1 percent.
Sales in Europe decreased 17 percent. Currency rates were unfavorable by 10 percent and lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes 4 percent. Organic sales volumes decreased 2 percent, primarily due to challenging market conditions in Southern Europe. Overall net selling prices fell 1 percent.

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Health Care Segment
Third quarter sales of $0.4 billion decreased 3 percent. Changes in currency rates reduced sales 2 percent and sales volumes were off 1 percent. Third quarter operating profit of $59 million increased 5 percent, driven by lower input costs, partially offset by increased manufacturing costs and higher marketing, research and general expenses.
Surgical and infection prevention (medical supply) volumes were off slightly compared to double-digit growth in the year-ago period. Medical device volumes decreased 1 percent.
2012 Outlook
The company updated the following key planning and guidance assumptions for full-year 2012:

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Adjusted earnings per share are expected to be $5.15 to $5.25, up 7 to 9 percent compared to adjusted earnings per share of $4.80 in 2011. The company's previous target for 2012 adjusted earnings per share was $5.05 to $5.20.

•	The impact of changes in key commodity costs is expected to be between $100 and $150 million of deflation, compared to the previously estimated range of $0 to $100 million of deflation.

•
Overall pulp costs are expected to be somewhat lower than previously expected. The company has reduced its assumption for full-year average market pricing for benchmark northern softwood pulp to $865 to $875 per metric ton (previous assumption $880 to $895 per metric ton). Costs for other types of pulp are also expected to be slightly lower than previously planned.

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Full-year oil prices are expected to be toward the high end of the company's previous forecast of $90 to $95 per barrel. Total costs for non-fiber raw materials are anticipated to be somewhat lower than prior estimates, primarily due to lower global demand over the past 3 months.

Western and Central European Businesses - Strategic Changes
The company has decided to make strategic changes in its Western and Central European businesses. These moves are intended to improve underlying profitability and to focus the company's resources and investments on its strongest market positions and growth opportunities that can deliver more sustainable returns going forward. The changes will primarily affect the company's consumer businesses, with a modest impact on K-C Professional. These changes will not impact the company's Eastern European consumer business, which is part of K-C International, or K-C's health care operations in Europe.
The company will be exiting the diaper category in Western and Central Europe, with the exception of the Italian market, and will be divesting or exiting some lower-margin businesses in certain markets, mostly in the consumer tissue segment. The company will also streamline its European manufacturing footprint and administrative organization to align its cost structure with these strategic decisions. Five manufacturing facilities will be sold or closed and some production will be transferred to other facilities to

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improve overall profitability. Total workforce reductions as a result of these actions are expected to be in a range of 1,300 to 1,500 positions.
Restructuring costs for these actions will be incurred through 2014 and are expected to total $250 to $350 million after tax ($300 to $400 million pre-tax). Cash costs are projected to be approximately 50 to 60 percent of the total charges. The businesses that will be exited or divested generate annual net sales of approximately $500 million and negligible operating profit. The company will exclude the restructuring costs when it reports adjusted results in future periods.
The company expects that $210 to $260 million of the after tax charges ($240 to $300 million pre-tax) will occur in the fourth quarter of 2012, while lost sales from the restructuring actions are not anticipated to be significant until 2013.
Pulp and Tissue Restructuring Actions
In January of 2011, the company initiated a pulp and tissue restructuring in order to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses. In addition, in January of 2012, the company decided to streamline an additional facility in North America to further enhance the profitability of the consumer tissue business. Total charges for the restructuring actions are expected to be incurred through the end of 2012 and amount to $385 to $420 million after tax ($550 to $600 million pre-tax). Cash costs are projected to be 30 to 40 percent of the total charges. As a result of the restructuring actions, versus the 2010 baseline, the company expects that by 2013 annual net sales will decrease by $250 to $300 million, and that operating profit will increase by at least $75 million in 2013 and at least $100 million in 2014. These estimates are unchanged from the projections announced in January 2012.
Third quarter 2012 restructuring charges totaled $16 million after tax ($31 million pre-tax), bringing cumulative charges to $345 million after tax ($500 million pre-tax). Third quarter 2012 operating profit benefits from restructuring actions were $15 million, bringing cumulative benefits to $50 million.
Pension Plan Update
In order to reduce the size and potential future volatility of its U.S. defined benefit pension plan obligation, the company has recently offered approximately 10,000 former employees who have deferred vested pension plan benefits a one-time option to receive a lump sum distribution of their benefits by the end of 2012. The vested benefit obligation associated with these former employees is approximately $570 million, equivalent to about 15 percent of the company's benefit obligation for its U.S. plan.
Eligible participants have until November 21, 2012 to make their election. If the percentage of eligible participants that choose the lump sum option exceeds approximately 45 percent, the company will recognize a one-time, non-cash settlement charge in the fourth quarter. The company has not included this potential charge in its earnings outlook for 2012 and, if a charge does occur, it will be excluded from adjusted earnings per share. The lump sum payments will be funded from existing pension plan assets and will occur by the end of 2012.

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Year-To-Date Results
For the first nine months of 2012, sales of $15.8 billion increased 1 percent. Organic sales rose approximately 5 percent, as net selling prices and sales volumes each increased more than 2 percent and product mix improved slightly. Changes in foreign currency rates decreased sales by 3 percent and lost sales in conjunction with pulp and tissue restructuring actions reduced sales volumes by 1 percent. Year-to-date operating profit of $2,237 million increased 22 percent compared to $1,831 million in 2011. Adjusted operating profit in 2012 of $2,322 million increased 9 percent compared to $2,130 million in 2011. Adjusted operating profit comparisons benefited from organic sales growth, FORCE cost savings of $215 million and input cost deflation of $75 million. These benefits were partially offset by increased marketing, research and general expenses, including $105 million in higher strategic marketing spending. Administrative and research spending also increased, in part to build further capabilities and support future growth. In addition, foreign currency translation effects reduced operating profit by $50 million as a result of the weakening of several currencies relative to the U.S. dollar. Through nine months, diluted net income per share was $3.73 in 2012 and $2.98 in 2011. Adjusted earnings per share were $3.88 in 2012 and $3.53 in 2011. The increase in adjusted earnings per share was primarily due to higher adjusted operating profit.
Adjusted operating profit and adjusted earnings per share in 2012 and 2011 exclude charges for pulp and tissue restructuring actions. In addition, adjusted results in 2011 exclude a non-deductible charge in the first quarter as a result of legislation in Colombia that changed the manner in which certain business taxes in that country are assessed. Additional detail on these items and further information about why the company uses these non-GAAP financial measures are provided later in this news release.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items:

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Pulp and tissue restructuring charges. In January 2011, the company initiated a pulp and tissue restructuring to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses.  In addition, in January 2012, the company decided to streamline an additional facility in North America to further enhance the profitability of the consumer tissue business. The restructuring actions are expected to be completed by December 31, 2012. Pulp and tissue restructuring charges were excluded from the calculation of the company's earnings and earnings per share, gross and operating profit and the effective tax rate, calculated in

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accordance with GAAP, for the three and nine months ended September 30, 2012 and September 30, 2011, the full year earnings and earnings per share for 2011, and the estimated full year earnings per share and estimated effective tax rate for 2012.

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Non-deductible business tax charge in Colombia due to legislative change. The company recorded a non-deductible charge in the first quarter of 2011 as a result of legislation in Colombia that changed the manner in which certain business taxes in that country are assessed. This assessment covers the period from 2011 through 2014 and impacted results for both our consolidated operations and our equity company in Colombia. This item was excluded from the calculation of the company's earnings and earnings per share and operating profit, calculated in accordance with GAAP, for the nine months ended September 30, 2011 and the full year earnings and earnings per share for 2011.

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Western and Central Europe strategic changes and related restructuring charges. In October 2012, the company initiated strategic changes and a related restructuring in its Western and Central European businesses in order to improve underlying profitability and focus its resources on its strongest market positions and growth opportunities.  The restructuring is expected to be completed by December 31, 2014. Restructuring charges related to these strategic changes were excluded from the calculation of the company's estimated earnings per share and estimated effective tax rate, calculated in accordance with GAAP, for 2012.

In accordance with the SEC's requirements, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates and lost sales in conjunction with pulp and tissue restructuring actions.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.

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In addition, Kimberly-Clark management believes that investors' understanding of the company's performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company's ongoing results of operations. Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors' understanding of our businesses and our results of operations. Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 140 year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.

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Certain matters contained in this news release concerning the business outlook, including anticipated financial and operating results, the anticipated costs, scope, timing and financial and other effects of the Western and Central Europe strategic changes and the pulp and tissue restructuring actions, cost savings and reductions, raw material, energy and other input costs, marketing, research, innovation, capital and other spending, share repurchases, cash flow and uses of cash, anticipated currency rates and exchange risks, changes in finished product selling prices, market demand and economic conditions, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2011 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended September 30
	2012	2011	Change
Net sales	$5,246	$5,382	-2.5%
Cost of products sold	3,480	3,794	-8.3%
Gross profit	1,766	1,588	+11.2%
Marketing, research and general expenses	988	943	+4.8%
Other (income) and expense, net	(5)	(17)	-70.6%
Operating profit	783	662	+18.3%
Interest income	4	5	-20.0%
Interest expense	(70)	(70)	—
Income before income taxes and equity interests	717	597	+20.1%
Provision for income taxes	(223)	(174)	+28.2%
Income before equity interests	494	423	+16.8%
Share of net income of equity companies	43	35	+22.9%
Net income	537	458	+17.2%
Net income attributable to noncontrolling interests	(20)	(26)	-23.1%
Net income attributable to Kimberly-Clark Corporation	$517	$432	+19.7%

Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$1.30	$1.09	+19.3%

COMMON SHARES INFORMATION
	September 30
	2012	2011
Outstanding shares as of	392.3	393.3
Average diluted shares for three months ended	396.7	395.2

Cash dividends declared per share for three months ended	$0.74	$0.70

Unaudited
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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Nine Months Ended September 30
	2012	2011	Change
Net sales	$15,756	$15,670	+0.5%
Cost of products sold	10,531	11,062	-4.8%
Gross profit	5,225	4,608	+13.4%
Marketing, research and general expenses	3,003	2,804	+7.1%
Other (income) and expense, net	(15)	(27)	-44.4%
Operating profit	2,237	1,831	+22.2%
Interest income	13	13	—
Interest expense	(212)	(205)	+3.4%
Income before income taxes and equity interests	2,038	1,639	+24.3%
Provision for income taxes	(621)	(499)	+24.4%
Income before equity interests	1,417	1,140	+24.3%
Share of net income of equity companies	125	122	+2.5%
Net income	1,542	1,262	+22.2%
Net income attributable to noncontrolling interests	(59)	(72)	-18.1%
Net income attributable to Kimberly-Clark Corporation	$1,483	$1,190	+24.6%

Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$3.73	$2.98	+25.2%

COMMON SHARES INFORMATION
	September 30
	2012	2011
Average diluted shares for nine months ended	397.1	398.8

Cash dividends declared per share for nine months ended	$2.22	$2.10

Unaudited
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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended September 30, 2012
	As Reported	Pulp and Tissue Restructuring Charges	As Adjusted Non-GAAP
Cost of products sold	$3,480	$30	$3,450
Gross profit	1,766	(30)	1,796
Marketing, research and general expenses	988	1	987
Operating profit	783	(31)	814
Income before income taxes and equity interests	717	(31)	748
Provision for income taxes	(223)	15	(238)
Effective tax rate	31.1%	—	31.8%
Income before equity interests	494	(16)	510
Net income	537	(16)	553
Net income attributable to Kimberly-Clark Corporation	517	(16)	533
Diluted earnings per share	1.30	(0.04)	1.34

	Three Months Ended September 30, 2011
	As Reported	Pulp and Tissue Restructuring Charges	As Adjusted Non-GAAP
Cost of products sold	$3,794	$95	$3,699
Gross profit	1,588	(95)	1,683
Marketing, research and general expenses	943	—	943
Operating profit	662	(95)	757
Income before income taxes and equity interests	597	(95)	692
Provision for income taxes	(174)	29	(203)
Effective tax rate	29.1%	—	29.3%
Income before equity interests	423	(66)	489
Net income	458	(66)	524
Net income attributable to Kimberly-Clark Corporation	432	(66)	498
Diluted earnings per share	1.09	(0.17)	1.26

Unaudited
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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Nine Months Ended September 30, 2012
	As Reported	Pulp and Tissue Restructuring Charges	As Adjusted Non-GAAP
Cost of products sold	$10,531	$83	$10,448
Gross profit	5,225	(83)	5,308
Marketing, research and general expenses	3,003	2	3,001
Operating profit	2,237	(85)	2,322
Income before income taxes and equity interests	2,038	(85)	2,123
Provision for income taxes	(621)	29	(650)
Effective tax rate	30.5%	—	30.6%
Income before equity interests	1,417	(56)	1,473
Share of net income of equity companies	125	—	125
Net income	1,542	(56)	1,598
Net income attributable to Kimberly-Clark Corporation	1,483	(56)	1,539
Diluted earnings per share(a)	3.73	(0.14)	3.88

	Nine Months Ended September 30, 2011
	As Reported	Pulp and Tissue Restructuring Charges	Business Tax Charge	As Adjusted Non-GAAP
Cost of products sold	$11,062	$262	$—	$10,800
Gross profit	4,608	(262)	—	4,870
Marketing, research and general expenses	2,804	5	32	2,767
Operating profit	1,831	(267)	(32)	2,130
Income before income taxes and equity interests	1,639	(267)	(32)	1,938
Provision for income taxes	(499)	85	—	(584)
Effective tax rate	30.4%	—	—	30.1%
Income before equity interests	1,140	(182)	(32)	1,354
Share of net income of equity companies	122	—	(3)	125
Net income	1,262	(182)	(35)	1,479
Net income attributable to Kimberly-Clark Corporation	1,190	(182)	(35)	1,407
Diluted earnings per share	2.98	(0.46)	(0.09)	3.53

(a) The sum of the diluted earnings per share shown for “Pulp and Tissue Restructuring Charges” and “As Adjusted Non-GAAP” does not equal “As Reported” as a result of rounding.

Unaudited
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KIMBERLY-CLARK CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
(Millions)

PRELIMINARY BALANCE SHEET DATA
	September 30 2012	December 31 2011
Assets
Cash and cash equivalents	$1,249	$764
Accounts receivable, net	2,734	2,602
Inventories	2,373	2,356
Total current assets	6,926	6,283
Total assets	20,037	19,373

Liabilities and Stockholders’ Equity
Trade accounts payable	$2,343	$2,388
Debt payable within one year	1,274	706
Total current liabilities	6,025	5,397
Long-term debt	5,130	5,426
Redeemable preferred and common securities of subsidiaries	547	547
Total stockholders’ equity	5,839	5,529

PRELIMINARY CASH FLOW DATA
	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Depreciation and amortization	$210	$291	$642	$821
Cash provided by operations	844	750	2,169	1,771
Capital spending	277	221	763	656
Cash used for (provided by) investing	257	(37)	729	395
Cash dividends paid	292	275	859	824
Cash used for financing	348	438	986	1,031

Unaudited
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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2012	2011	Change	2012	2011	Change
NET SALES

Personal Care	$2,414	$2,390	+1.0%	$7,196	$6,918	+4.0%
Consumer Tissue	1,605	1,711	-6.2%	4,852	5,054	-4.0%
K-C Professional & Other	822	863	-4.8%	2,458	2,477	-0.8%
Health Care	396	407	-2.7%	1,212	1,186	+2.2%
Corporate & Other	9	11	N.M.	38	35	N.M.
Consolidated	$5,246	$5,382	-2.5%	$15,756	$15,670	+0.5%

OPERATING PROFIT

Personal Care	$436	$396	+10.1%	$1,241	$1,185	+4.7%
Consumer Tissue	216	206	+4.9%	652	529	+23.3%
K-C Professional & Other	144	127	+13.4%	407	360	+13.1%
Health Care	59	56	+5.4%	168	159	+5.7%
Corporate & Other(a)(b)	(77)	(140)	N.M.	(246)	(429)	N.M.
Other (income) and expense, net	(5)	(17)	-70.6%	(15)	(27)	-44.4%
Consolidated	$783	$662	+18.3%	$2,237	$1,831	+22.2%

(a)	For the three months ended September 30, 2012 and 2011, Corporate & Other includes charges related to the pulp and tissue restructuring actions of $31 million and $95 million, respectively.

(b)
For the nine months ended September 30, 2012 and 2011, Corporate & Other includes charges related to the pulp and tissue restructuring actions of $85 million and $267 million, respectively. In addition, for the nine months ended September 30, 2011, Corporate & Other includes a non-deductible business tax charge of $32 million related to a law change in Colombia.

N.M. – Not meaningful

Unaudited
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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended September 30, 2012
	Total	Organic Volume	Restructuring Impact on Volume(a)	Total Volume	Net Price	Mix/ Other(b)	Currency

Consolidated	(2.5)	2	(1)	1	1	—	(5)
Personal Care	1.0	4	—	4	2	—	(5)
Consumer Tissue	(6.2)	2	(3)	(1)	—	—	(5)
K-C Professional & Other	(4.8)	—	—	—	—	(1)	(4)
Health Care	(2.7)	(1)	—	(1)	—	—	(2)

	Nine Months Ended September 30, 2012
	Total	Organic Volume	Restructuring Impact on Volume(a)	Total Volume	Net Price	Mix/ Other(b)	Currency

Consolidated	0.5	2	(1)	1	2	1	(3)
Personal Care	4.0	5	—	5	3	(1)	(3)
Consumer Tissue	(4.0)	—	(3)	(3)	2	—	(3)
K-C Professional & Other	(0.8)	2	(1)	1	1	—	(3)
Health Care	2.2	3	—	3	—	—	(1)

(a) Lost volume related to the pulp and tissue restructuring actions.
(b) Mix/Other includes rounding.

Unaudited
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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS

ESTIMATED FULL YEAR 2012 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$5.15	-	$5.25
Adjustment for charges related to the pulp and tissue restructuring actions	(0.33)	-	(0.24)
Adjustment for restructuring charges related to European strategic changes	(0.66)	-	(0.53)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$4.16	-	$4.48

FULL YEAR 2011 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$4.80
Adjustment for charges related to the pulp and tissue restructuring actions	(0.73)
Adjustment for non-deductible business tax charge related to law change in Colombia	(0.09)
Rounding	0.01
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$3.99

ESTIMATED FULL YEAR 2012 EFFECTIVE TAX RATE

Adjusted effective tax rate	30.0%	-	32.0%
Adjustment for restructuring charges related to European strategic changes	2.0	-	2.0
Effective tax rate	32.0%	-	34.0%

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

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